Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of iShares Trust of our reports dated April 21, 2022, relating to the financial statements and financial highlights, which appear in iShares 0-3 Month Treasury Bond ETF, iShares 1-3 Year Treasury Bond ETF, iShares 1-5 Year Investment Grade Corporate Bond ETF, iShares 10-20 Year Treasury Bond ETF, iShares 10+ Year Investment Grade Corporate Bond ETF, iShares 20+ Year Treasury Bond ETF, iShares 25+ Year Treasury STRIPS Bond ETF, iShares 3-7 Year Treasury Bond ETF, iShares 5-10 Year Investment Grade Corporate Bond ETF, iShares 7-10 Year Treasury Bond ETF, iShares Agency Bond ETF, iShares Broad USD Investment Grade Corporate Bond ETF, iShares California Muni Bond ETF, iShares Core 10+ Year USD Bond ETF, iShares Core 5-10 Year USD Bond ETF, iShares Core U.S. Aggregate Bond ETF, iShares ESG Advanced Total USD Bond Market ETF, iShares ESG Aware 1-5 Year USD Corporate Bond ETF, iShares ESG Aware U.S. Aggregate Bond ETF, iShares ESG Aware USD Corporate Bond ETF, iShares Government/Credit Bond ETF, iShares High Yield Bond Factor ETF, iShares iBoxx $ High Yield Corporate Bond ETF, iShares iBoxx $ Investment Grade Corporate Bond ETF, iShares Intermediate Government/Credit Bond ETF, iShares Investment Grade Bond Factor ETF, iShares MBS ETF, iShares National Muni Bond ETF, iShares New York Muni Bond ETF, iShares Short Treasury Bond ETF, iShares Short-Term National Muni Bond ETF, iShares BBB Rated Corporate Bond ETF, iShares USD Bond Factor ETF and iShares ESG Advanced Investment Grade Corporate Bond ETF’s Annual Reports on Form N-CSR for the year ended February 28, 2022. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 21, 2022